Exhibit 10.1
EXECUTION VERSION
DEVELOPMENT AND SUPPLY AGREEMENT
BETWEEN
GLAXOSMITHKLINE LLC
AND
DENDREON CORPORATION
EFFECTIVE AS OF
SEPTEMBER 15, 2010

[***] Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[***] Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULES TO AGREEMENT

Schedule 2.1B	Scope of Work
Schedule 2.1C	Process Transfer Applicable Quality Standards
Schedule 2.2A	DENDREON Equipment List
Schedule 3.1(A)	Quality Agreement
Schedule 4.1	Price
Schedule 5.1A	Specifications and Release Testing
Schedule 5.1B	Material and In-Process Tests
Schedule 5.1C	Certificate of Analysis
Schedule 5.1D	“GSK Release” Flow for PA2024

[***] Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

DEVELOPMENT AND SUPPLY AGREEMENT
     This Development and Supply Agreement (this “Agreement”) is made and entered into as of the 15th day of September 2010 (the “Effective Date”) by and between GlaxoSmithKline LLC (“GSK”), a Delaware limited liability company and Dendreon Corporation (“DENDREON”), a Delaware corporation. GSK and DENDREON are sometimes referred to herein individually as a “Party” and collectively as “Parties.”
RECITALS
     WHEREAS, each of GSK and DENDREON is a pharmaceutical company engaged in the discovery, development, manufacture and sale of pharmaceuticals;
     WHEREAS, on December 18, 2009, the Parties executed a Heads of Agreement (the “Heads of Agreement”), which set forth material terms and conditions of a proposed supply arrangement between the Parties; and
     WHEREAS, to memorialize and agree to definitive terms and conditions of the development and supply arrangement reflected in the Heads of Agreement, the Parties desire to enter into this Agreement pursuant to which GSK will undertake certain activities to implement, scale-up, test and validate a process for the manufacture the Product, as defined below, and to manufacture the Product on a commercial scale for DENDREON.
     NOW, THEREFORE, in consideration of the foregoing recitals, mutual covenants, agreements, representations and warranties contained herein, the Parties hereby agree as follows:
Article I
Definitions
     “Affiliate” means, with respect to any Person, any other Person, that directly or indirectly controls, is controlled by, or is under common control with, such Person. For such purposes, control, controlled by and under common control with shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or ownership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more, or the ownership percentage as required under local jurisdiction, of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.
     “Batch” shall have the meaning provided in the Quality Agreement.
     “Bill of Materials” shall have the meaning provided in Schedule 4.1.

[***] Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     “BLA” shall mean the Biological License Application filed with the United States Food & Drug Administration (“FDA”) for the Product and approved by the FDA on April 29, 2010.
     “Certificate of Analysis” shall mean a document in substantially the form set forth in Schedule 5.1C which (i) sets forth the analytical test results for a specified Batch of Product shipped to DENDREON hereunder, and (ii) sets forth a statement that the Product is in conformance with the BLA.
     “Change Control Procedure” shall have the meaning provided in Section 3.1(e) of this Agreement.
     “Change in Control” shall mean the occurrence of a tender offer, stock purchase, ownership interest purchase, other acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction as a result of which any person, entity or group (i) becomes the beneficial owner, directly or indirectly, of securities of a Party representing more than fifty percent (50%) of the ownership interest of such Party or representing more than fifty percent (50%) of the combined voting power with respect to the election of directors (or members of any other governing body) of such Party, or (ii) obtains the ability to appoint a majority of the Board of Directors (or other governing body) of the Party, or (iii) obtains the ability to direct the operations or management such Party or any successor thereto.
     “Commercially Reasonable” or “Commercially Reasonable Efforts” means the efforts and resources which would be used (including without limitation the promptness in which such efforts and resources would be applied) by GSK or DENDREON, as the case may be, consistent with its normal business practices, which in no event shall be less than the level of efforts and resources standard in the pharmaceutical industry for a company similar in size and scope to GSK, or DENDREON, as the case may be, with respect to the Services and commercial manufacturing and supply contemplated by this Agreement.
     “Conformance Batch” shall mean one (1) of a series of at least three (3) consecutive commercial-scale batches of Product manufactured to demonstrate Process consistency and that the resulting Product meets Specifications. The Conformance Batches shall be used for regulatory filings in the United States of America.
     “Consent” shall mean any consent, authorization, permit, certificate, license or approval of, exemption by, or filing or registration with, any Governmental Body or other Person.
     “Cost Plus Basis” shall mean (i) in the case of resources provided directly by or at the direction of GSK, the Fully Burdened Cost of such resources plus a mark-up to cover other related operating expenses; or (ii) in the case of materials or services provided by a third party, the actual cost of such services or materials plus a mark-up of five percent (5%); (iii) actual travel expenses incurred by GSK staff as permitted under GSK corporate travel policy.
     “Current Good Manufacturing Practices” or “cGMPs” shall mean all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk product or finished biopharmaceutical product. For purposes of this Agreement, cGMPs shall mean (i) the principles

[***] Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

detailed in the U.S. Current Good Manufacturing Practices, 21 CFR Parts 11, 210, and 211 as may be amended, revised and updated from time to time and (ii) any laws or regulations as may be promulgated by any Governmental Body having jurisdiction over the manufacture of the Product, and, (iii) any guidance documents (including but not limited to advisory opinions, compliance policy guides and guidelines) as may be promulgated by any Governmental Body having jurisdiction over the manufacture of the Product, which guidance documents are being implemented within the pharmaceutical and biopharmaceutical manufacturing industry for such Product.
     “Days” (whether or not the word is capitalized) shall mean, except where specified otherwise, calendar days.
     “Delay Event” shall have the meaning set forth in Section 2.4(a).
     “Demonstration Batch” shall mean one (1) successful commercial-scale production batch of Product manufactured from the Suite in accordance with in-process criteria. A successful Demonstration Batch is defined as a batch of the Product, meeting the criteria set forth in Schedule 5.1A.
     “DENDREON Equipment” shall have the meaning set forth in Section 2.2(a).
     “DENDREON Intellectual Property” shall mean any and all Intellectual Property relating to DENDREON that was (i) owned or controlled by DENDREON, its Affiliates, or its agents prior to the Effective Date, (ii) developed or acquired solely by DENDREON or its Affiliates after the Effective Date, (iii) any DENDREON Invention and (iv) any patentable or unpatentable Product or Process specific know-how or innovations created during the course of practice as part of the transfer of the Process, in the course of the Process Implementation Phase or in the course of the Manufacturing Phase whether created, conceived or reduced to practice solely by GSK personnel or by DENDREON personnel or jointly, and excluding any GSK Intellectual Property or Joint Intellectual Property.
     “DENDREON Invention” shall have the meaning provided in Section 7.2.
     “DENDREON Supplier” shall mean an approved DENDREON supplier related to the Process.
     “Effective Date” shall mean September 15, 2010.
     “Engineering Batches” shall mean batches (complete and/or incomplete) undertaken during the Process Implementation Phase at commercial scale in the Suite to determine whether newly installed or modified equipment operates as intended under process conditions.
     “Extension Fees” shall have the meaning provided in Section 2.4(a) of this Agreement.
     “Final Release” shall have the meaning provided in Section 5.1(b)(ii) of this Agreement.

[***] Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     “Firm Order” shall mean the [***] of a forecast, updated quarterly, and a binding obligation to purchase the grams of Product specified therein.
     “Force Majeure Event” shall have the meaning provided in Section 13.1 of this Agreement.
     “Fully Burdened Cost” shall mean the employee salary plus bonus plus benefits expenses plus allocated corporate payroll taxes.
     “Governmental Body” shall mean any nation or government, any state, province, or other political subdivision thereof or any entity with legal authority to exercise executive, legislative, judicial, regulatory or administrative functions or pertaining to government in a country in the Territory.
     “GSK Intellectual Property” shall mean any and all Intellectual Property that was (i) owned by GSK or GSK Affiliates before or at the Effective Date, (ii) any GSK Invention and (iii) developed or acquired solely by GSK or GSK Affiliates, after the Effective Date, pursuant to the terms of this Agreement and not related to the Product or not specifically related to the Process, and excluding any DENDREON Intellectual Property or Joint Intellectual Property.
     “GSK Invention” shall have the meaning provided in Section 7.2.
     “GSK Release” shall have the meaning provided in Section 5.1(b)(i).
     “Hazardous Materials” shall mean all Materials or Waste used in or arising from the manufacture of the Product and that is defined in, or which may be determined to be a hazardous material under any Legal Requirements in the Territory.
     “Hazardous Waste” shall mean waste arising from the manufacture of the Product or which is otherwise produced through the implementation of this Agreement, and that is defined in, or which may be determined to be Hazardous Waste under any Legal Requirements in the Territory.
     “Implementation Price” shall mean those fees set forth on Schedule 4.1 to be paid to GSK as consideration for the Process Implementation Phase.
     “Indemnified Party” shall have the meaning provided in Section 10.3 of this Agreement.
     “Indemnifying Party” shall have the meaning provided in Section 10.3 of this Agreement.
     “Intellectual Property” shall mean (i) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans and all goodwill associated therewith; (ii) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, registrations, re-validations, reexaminations, reissues or additions, including all patent term extensions, supplementary certificates of protection, of or to any of the foregoing items; (iii) copyrights, copyright registrations, copyright applications, original

[***] Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), musical, dramatic, pictorial, graphic and sculptured works; (iv) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain, each of the foregoing as fixed in any tangible medium of expression; and (v) all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection.
     “JMC” shall have the meaning provided in Section 15.1.
     “Joint Intellectual Property” shall mean any and all Intellectual Property relating to the Process that is developed in connection with this Agreement jointly by DENDREON and GSK or any of their employees, Affiliates or agents as part of the transfer of the Process, in the course of the Process Implementation Phase or in the course of the Manufacturing Phase including any Joint Invention.
     “Joint Invention” shall have the meaning provided in Section 7.2.
     “Legal Requirements” shall mean any and all applicable local, municipal, provincial, federal and international laws, statutes, ordinances, rules, regulations or operating procedures now or hereafter enacted or promulgated by any Governmental Body, including the Regulatory Acts.
     “Losses” shall mean, collectively, any and all claims, liabilities, damages, costs, expenses, including reasonable fees and disbursements of counsel (except as herein limited) and any consultants or experts and expenses of investigation, obligations, liens, assessments, judgments, fines and penalties imposed upon or incurred by an Indemnified Party.
     “Manufacturing Phase” shall mean the period of time immediately following the Process Implementation Phase, during which GSK shall manufacture and supply to DENDREON mutually agreed upon quantities of Product for human clinical trial and commercial use. For the avoidance of doubt, the Manufacturing Phase shall be deemed to have commenced upon the successful completion of the three (3) Conformance Batches.
     “Materials” shall mean (i) all raw materials, filters, non-inventory materials, resins, supplies, components, work-in-process and other ingredients required for the manufacture of Product, (ii) all packaging materials used in the manufacture, storage and shipment of Product as further described in Schedule 4.1.
     “Nonconformity” shall have the meaning set forth in the Quality Agreement.

[***] Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     “Party” and “Parties” shall have the meanings given such terms, respectively, in the first paragraph of this Agreement.
     “Person” shall mean any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.
     “Person in the Plant” or “PIP” shall have the meaning provided in Section 8.5 of this Agreement.
     “Process” shall have the meaning provided in Section 2.1 of this Agreement.
     “Process Implementation Phase” shall mean the period of time during which GSK shall undertake activities necessary to implement, scale-up, test and validate the Process in GSK’s manufacturing facility, including the successful manufacture of a Demonstration Batch and the three (3) Conformance Batches, so as to permit the manufacture of Product on a commercial scale. The Process Implementation Phase shall be deemed complete upon the successful manufacture of three (3) consecutive Conformance Batches.
     “Product” shall mean purified bulk component of PA2024, a recombinant prostate antigen. The Product is a raw material used in the manufacture of sipuleucel-T, DENDREON’s cancer immunotherapy marketed as PROVENGE® pursuant to the BLA.
     “Quality Agreement” shall have the meaning provided in Section 3.1(A) of this Agreement.
     “Regulatory Acts” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, as amended, the rules and regulations thereunder, and any applicable laws and regulations governing the approval, manufacture, sale or licensing of sipuleucel-T or ingredients for inclusion therein of any other jurisdiction in the Territory for which GSK is then producing Product.
     “Regulatory Authorities” shall mean any division of the United States Food and Drug Administration (as applicable) and any other applicable counterpart agency that administers the Regulatory Acts of any jurisdiction in the Territory.
     “Scope Change” shall mean any change to the Scope of Work.
     “Scope of Work” shall have the meaning provided in Schedule 2.1B of this Agreement.
     “Services” shall have the meaning provided in Section 2.1 of this Agreement.
     “Specifications” shall mean, with respect to any Product, the specifications set forth on Schedule 5.1A to this Agreement.
     “Suite” shall mean an appropriate portion of the capacity of Building 40, Suite 3 located at GSK’s Biopharmaceutical facility in Upper Merion, Pennsylvania.
     “Term” shall have the meaning provided in Section 14.1 of this Agreement.

[***] Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     “Territory” shall mean the United States of America and its territories and possessions.
     “Third Party” shall mean any person or entity other than the Parties or their respective Affiliates.
     “Waste” shall mean all wastes which arise from the manufacture of the Product hereunder or which is otherwise produced through the implementation of this Agreement and, for greater certainty, shall include Hazardous Waste.
Article II
Process Implementation Phase; Additional Services
     2.1 Process Implementation and Testing.
     (a) On or about December 18, 2009 (the “HOA Effective Date”), DENDREON began the process to provide all necessary technical information in a timely manner to GSK, including applicable DENDREON Intellectual Property and other technical information relating to the process and testing reasonably required to produce the Product (the “Process”), including, without limitation, cell lines and virus banks and associated documentation. GSK shall reserve Suite capacity and the allocated supporting plant infrastructure for the Suite necessary to implement and maintain the Process at the Suite and manufacture the Product. GSK shall also provide to DENDREON technical transfer services for all validated analytical assays (except externally contracted testing as specified in Schedule 5.1B) that are required to release the Product for further manufacture. DENDREON shall identify a qualified primary laboratory to support analytical technical transfer to GSK for the validated analytical assays listed in Schedule 5.1B. Any optimization or validation of assays by GSK at the request of DENDREON will be managed as a Scope Change.
     (b) GSK shall use Commercially Reasonable Efforts to implement, scale-up, test and qualify the Process in the Suite. The services and tasks to be completed by GSK in connection with the implementation, scale-up, testing and validation of the Process in the Suite (the “Services”) are set forth in Schedule 2.1B.
     (c) The Process Implementation Phase shall be completed in accordance with the standards set forth in Schedule 2.1C.
     2.2 Capital Expenditures and Maintenance.
     (a) Promptly after the HOA Effective Date, GSK shall order, install and maintain the capital equipment specified in Schedule 2.2A (“DENDREON Equipment”). DENDREON shall reimburse GSK for capital modifications to GSK-owned equipment required to implement the Process, pursuant to advance approval by the JMC. DENDREON shall reimburse GSK, at cost, for all such capital expenditures related to the implementation, scale-up, testing and validation of the Process.

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     (b) Title to all DENDREON Equipment shall be retained by DENDREON during the Term of the Agreement; provided however, that all capital equipment not designated as “portable” DENDREON Equipment on Schedule 2.2A shall remain with GSK upon termination of this Agreement, at which time title shall pass to GSK. DENDREON shall maintain insurance coverage at its own expense for any DENDREON Equipment during the Term and DENDREON shall bear the risk of loss with respect to any such DENDREON Equipment during the Term, except to the extent such loss results solely from GSK’s negligence or GSK’s willful misconduct. GSK shall be responsible for any routine maintenance as well as any non-routine maintenance that becomes necessary due to GSK’s negligence or GSK’s willful misconduct. DENDREON shall be responsible for any incremental non-routine maintenance expenses or capital expense for the replacement or repair of DENDREON Equipment; provided, however, that if GSK uses DENDREON Equipment for purposes other than the Services (“GSK Purpose”), then GSK and DENDREON shall share the cost of any incremental non-routine maintenance expenses for the specific DENDREON Equipment used by GSK for GSK Purpose and such cost shall be shared based on a pro-rata basis measuring the time such equipment has been used for GSK Purpose as compared to the time used to perform Services under this Agreement. GSK shall notify DENDREON prior to the performance of any non-routine maintenance not caused by GSK’s negligence or GSK’s willful misconduct, and DENDREON shall directly pay or promptly reimburse GSK (as the case may be) for any such maintenance costs that DENDREON has authorized. During the Term, DENDREON Equipment that is integrally part of equipment in the Suite or an integral part of the Suite infrastructure and not readily severable may be used by GSK for purposes other than the Services provided under this Agreement, provided however, that such use shall not impact GSK’s ability to provide the Services under this Agreement or the manufacture of the Product in accordance with the Specifications.
     2.3 Reservation of Capacity.
     Subject to Section 3.1(b) and subject to any acceptance of a Firm Order by GSK, the Parties agree that during the Term, GSK shall reserve an appropriate portion of the capacity of the Suite to meet DENDREON’s forecast demand for Product. The Suite consists of [***], purification capacity sized to meet output from the production bioreactors, and supporting infrastructure. GSK and DENDREON have mutually agreed based on the information provided by DENDREON, that at [***] will be necessary in the Suite with matching downstream processing. GSK acknowledges that in consideration for GSK reservation of capacity DENDREON has paid GSK the reservation fee described in the Heads of Agreement.
     2.4 Delay in the Process Implementation Phase; Failure to Implement Process.
     (a) If a Delay Event occurs (as defined below) and DENDREON elects to have GSK continue efforts to implement the Process and/or Process Implementation Phase for a maximum of up to [***], then DENDREON shall commence paying GSK a fee of [***] per calendar month during such extension period (the “Extension Fee”). Payment of the Extension Fee shall be on a pro rata basis for any calendar month that is not a full calendar month. For the avoidance of doubt, no other fees shall be due to GSK during the mutually agreed extension period, with the exception of the fees associated with Materials set forth in Schedule 4.1 and externally contracted testing services. The term “Delay Event” shall mean any event that causes performance of Process

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Implementation Phase obligations to extend beyond [***]. For the avoidance of doubt, a Delay Event shall exclude any event that extends Process Implementation Phase completion beyond [***] caused solely by GSK’s action or inaction.
     (b) [***]
     2.5 Additional Services.
     DENDREON, may at any time during the Term, request that GSK perform additional services, implement changes to the Process that are necessary to conform to regulatory requirements or improve the Process efficiency. DENDREON shall pay additional fees to GSK for additional services as set forth in this Agreement or for services not specified in the Scope of Work. All such additional services shall be defined and mutually agreed in a Scope Change document, outlining the service to be provided and associated additional costs and timelines for completion, as further described in Schedule 2.1B of the Scope of Work, entitled, “Change Management Mechanism.” GSK shall invoice DENDREON for all such additional services or Scope Changes on a Cost Plus Basis. DENDREON shall provide reasonable ongoing technical assistance to GSK in connection with the Services to be provided hereunder to ensure that mutually agreed upon milestones are achieved in a timely manner. Notwithstanding the foregoing, GSK shall have no obligation to implement any change or improvement which adversely impacts GSK’s ability to manufacture its own or a third party’s products in the Building 40 facility. For the avoidance of doubt, GSK shall be entitled to an adjustment of the pricing for Services to recover expenses incurred by GSK due to any such changes or improvements which adversely impact GSK’s operating costs, which adjustment shall be negotiated by the Parties in good faith. If any Governmental Body requires GSK to implement any changes or improvements necessary to permit GSK to manufacture the Product, the Parties shall discuss such changes or improvements and the costs associated therewith at the JMC.
     2.6 Failure to Deliver Materials and Process Information.
     In addition to the covenants set forth in Section 2.4(a), if during the Process Implementation Phase, DENDREON fails to timely deliver Materials and information to GSK thereby interfering with GSK’s ability to meet the target completion dates for the milestones set forth in Schedule 2.1B, or initiates a Scope Change that adversely impacts GSK’s ability to meet the target completion dates for the milestones, then DENDREON shall nevertheless pay the fees for the Process Implementation Phase as set forth in Schedule 4.1.
     2.7 Continuous Improvement Program. The JMC shall oversee a continuous improvement program to improve the efficiency and/or productivity of the Process. All net cost savings resulting from such joint activities shall be shared equally between the parties.
Article III
Manufacturing and Supply
     3.1 Manufacture of Product; Purchase of Product.

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     (a) Upon completion of the Process Implementation Phase, GSK shall commence the Manufacturing Phase. During the Manufacturing Phase, GSK shall manufacture Product in accordance with all applicable regulatory requirements necessary to support the approval of DENDREON’S BLA and maintain the BLA in accordance with applicable quality standards for the Product as set forth in the Quality Agreement (attached hereto as Schedule 3.1A); applicable health and safety requirements; and the Specifications. GSK shall manufacture Product for both commercial sale and for use in any human clinical trials initiated by DENDREON in the Territory, respectively. DENDREON may request Product be manufactured for use in clinical trials and/or commercial sale outside the Territory, and the Parties will in good faith discuss the requirements and costs associated therewith. Any such changes to the Territory would be defined and mutually agreed upon in a Scope Change document, outlining the requirements and specifications, and any additional cost.
     (b) In no event shall GSK be required to manufacture more Product than commercially possible based on the demonstrated Process capability or forecasted by DENDREON and accepted by GSK. From time to time, due to significant unforeseen circumstances, DENDREON may deliver to GSK an order for Product volumes in excess of those specified in any Firm Order. Upon DENDREON’s written request, GSK shall use its Commercially Reasonable Efforts to provide DENDREON with such additional Product volumes, but shall not be obligated to do so if accommodating DENDREON would adversely impact GSK.
     (c) Purchase of Product. DENDREON shall purchase Product from GSK on a nonexclusive basis and in accordance with the assumptions set forth on Schedule 4.1.
     (d) Specifications Change.
          (i) Either Party may request a Specifications change. The Parties shall discuss in good faith the implementation of any such requested change; provided however, that any such change shall be made only upon the mutual consent of both Parties. Either Party may request a Specifications change that is required for compliance with Regulatory Acts or Legal Requirements, which consent shall not be unreasonably withheld or delayed. All such changes in Specifications shall be implemented in accordance with the Change Control Procedure.
          (ii) GSK shall not make any revisions to the Specifications without prior written consent of DENDREON.
          (iii) Prior to implementation of any change to the Specifications, the Parties shall agree upon a procedure to ensure that applicable Governmental Bodies have approved the change to the Specifications (to the extent necessary), and that GSK has a reasonable period of time to implement any changes required by any such applicable Governmental Body with regard to the Specifications.
          (iv) DENDREON shall be responsible for the cost of any Specifications change which is: (A) requested by DENDREON; or (B) required by Regulatory Acts or Legal Requirements which relate solely to the Process; or (C) required due to a change of any DENDREON Supplier. GSK shall be responsible for the cost of any Specifications change which

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is requested by GSK, is not required by Regulatory or Legal Requirements and which relates solely to the Process.
     (e) Change Control Procedure. The Change Control Procedure set forth in the Quality Agreement (the “Change Control Procedure”), shall establish the procedure to be followed if either GSK or DENDREON desires to change any aspect of the Process or the Product, including but not limited to, any change in Specifications (each a “Change Control”). All Change Control requests that have either a cost impact for which DENDREON is responsible or a schedule impact shall also be accompanied by a Scope Change request form outlining the costs and timing to implement such changes.
     (f) Validation Requirements. GSK shall perform at no additional cost to DENDREON and on an on-going basis the necessary validation activities required by cGMPs or Legal Requirements in connection with the regular course of manufacturing the Product as further described in the Quality Agreement. For the avoidance of doubt, any DENDREON request that GSK revalidate an assay shall be deemed to be a Scope Change.
     3.3 Forecasts and Firm Orders.
     On the Effective Date, DENDREON shall provide GSK with a [***] non-binding rolling forecast of its Product requirements for the purpose of facilitating GSK’s capacity allocation and production planning efforts. DENDREON shall submit an updated forecast on or before the first business day of each subsequent calendar quarter. The [***] of each forecast shall be deemed a Firm Order. Each [***] shall specify target Product requirements for each calendar quarter in the [***]. Unless otherwise agreed by the Parties, [***] and in accordance with other parameters set forth herein.
     Each Firm Order shall be accepted or rejected pursuant to written notice delivered to DENDREON within five (5) business days of receipt by GSK of the applicable forecast. Any Firm Order that is accepted by written notice or is deemed accepted because GSK did not either accept or reject the Firm Order in writing within five (5) business days of GSK’s receipt of the same shall be binding on each Party. In the event that GSK rejects a Firm Order pursuant to this Section 3.3, GSK shall (i) communicate with DENDREON the reasons that it is unable to satisfy such Firm Order, and (ii) the Parties may meet to discuss potential modification of the Firm Order that may result in GSK’s acceptance of such Firm Order.
     3.4 Failure to Deliver Cell Banks, Virus Banks, Critical Reagents, Information to Close Batch Deviations or Reference Standard.
     In the event that during the Manufacturing Phase DENDREON fails to deliver the cell bank, virus banks, critical reagents, information to close Batch deviations or reference standards that are necessary for the manufacture and/or release of the Product and such failure adversely impacts GSK’s ability to manufacture and/or release Product, GSK shall nevertheless be entitled to payment on the basis of the Firm Orders accepted by GSK. In the event that forty-two (42) calendar days after a Batch of Product has been filled into final containers and GSK is unable to complete the GSK Release of the Batch due to actions or inactions by DENDREON as described in

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this Section 3.4, then GSK shall be entitled to invoice DENDREON for such Batch without having completed a GSK Release and DENDREON shall be obligated to pay such invoice pursuant to Section 4.3.
Article IV
Pricing; Payments; Shipment
     4.1 Pricing
     (a) The price for the Process Implementation Phase (the “Implementation Price”), excluding materials, supplies and external laboratory testing reflected in the Bill of Materials for the Product, is set forth in Schedule 4.1. DENDREON shall pay each of the amount(s) set forth in Schedule 4.1 pursuant to Section 4.3. The Extension Fees set forth in Schedule 4.1 shall be due and owing only if the Process Implementation Phase is extended beyond [***], pursuant to Section 2.4.
     (b) Indicative pricing for the manufacture of Product (the “Price”), excluding materials and supplies reflected in the Bill of Materials for the Product, is set forth in Section B of Schedule 4.1. The Price, excluding materials and supplies reflected in the Bill of Materials, shall be adjusted by the Parties following completion of the Process Implementation Phase, and shall be based upon the demonstrated performance of the Process during the Process Implementation Phase.
     (c) The Price shall be deemed to be effective as of the Effective Date, and shall be subject to annual increases for inflation based on increases in the Producer Price Index (“PPI”) for pharmaceutical preparation manufacturing over the twelve (12) month period since the previous Price adjustment. If GSK’s actual cost increases exceed such increase in the PPI, GSK will provide substantiation of such actual cost increases and the Parties will negotiate in good faith to agree upon an increase for inflation in excess of the PPI increase.
     4.2 Invoices. All invoices for the Price of the Product, and expenses related thereto covered hereunder, shall be submitted by GSK to DENDREON for each Batch of Product upon completion of the GSK Release. DENDREON shall pay undisputed invoices within thirty (30) days of receipt of the invoice. In the event that there is a dispute with respect to all or part of an invoice, DENDREON shall pay the portion of the invoice that it does not dispute within thirty (30) days, and the disputed portion shall be subject to the dispute resolution process to be specified herein.
     4.3 Payment. DENDREON shall pay GSK the amounts set forth on invoices submitted to DENDREON by GSK on or before thirty (30) days after the date of invoice, except for any amounts disputed in good faith. Payments that are not paid within thirty (30) days of the date on which they were due shall accrue interest at one percent (1.0%) per month or portion thereof from the date payment was due. No interest will be charged on such amounts during the period of any dispute; provided however, that interest will be paid to GSK in the event GSK prevails in the dispute.

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     4.4 Payment Denominations. All payments to be made under this Agreement shall be made in United States Dollars unless otherwise agreed by the Parties.
     4.5 Credits for Non-conforming or Defective Product. In the event (i) DENDREON rejects a Batch of Product received hereunder because it contains a latent defect as further described in Section 5.2(a); (ii) DENDREON never receives a Batch of Product because GSK was unable to issue a Certificate of Analysis for such Batch and perform a Final Release; or (iii) the Parties agree that the Product is non-conforming pursuant to the procedures set forth in the Quality Agreement, GSK shall issue a credit to DENDREON for any amounts previously paid for said Batch against payments owed for any future batches. In the event the Parties disagree as to whether the Product is conforming, the matter shall be referred to the JMC for resolution.
     4.6 Taxes.
     (a) DENDREON shall pay and otherwise be responsible for all applicable sales, goods and services and transfer taxes in connection with any payment made by DENDREON pursuant to this Agreement.
     (b) Any income or other tax that one Party is required to withhold and pay on behalf of the other Party with respect to amounts payable under this Agreement shall be deducted from and offset against said amounts prior to payment to the other Party; provided however, that in regard to any tax so deducted, the Party making the withholding shall give or cause to be given to the other Party such assistance as may reasonably be necessary to enable that other Party to claim exemption therefrom or credit therefor, and in each case shall furnish the Party on whose behalf amounts were withheld, proper evidence of the taxes paid on its behalf. Each Party shall comply with reasonable requests of the other Party to take any proper actions that may minimize any withholding obligation.
     4.7 Shipment/Testing/Rejection.
     (a) Shipment. GSK shall deliver Product to DENDREON EXW (Building 40, Upper Merion, Pennsylvania) Incoterms 2000 except with regard to title and risk of loss, which are described below. DENDREON shall arrange for shipping at DENDREON’s expense.
     (b) Title; Risk of Loss. Title to the Product shall pass from GSK to DENDREON upon the later of the following: (1) the date that GSK issues an invoice to DENDREON for the Product, or (2) the date GSK releases Product to DENDREON by providing DENDREON with a Certificate of Analysis. Risk of loss shall pass from GSK to DENDREON upon the earlier of the following: (1) the time Product is received by DENDREON’s carrier or freight forwarder or (2) thirty (30) days after Product is released to DENDREON by providing DENDREON with a Certificate of Analysis. DENDREON shall be responsible for obtaining its own insurance for Product in transit between GSK and DENDREON facilities or DENDREON’s designated secondary finishing facility, as may be applicable.

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     (c) Storage. GSK shall store released Product at no charge to DENDREON for a maximum of thirty (30) days, after which GSK shall be entitled to charge a monthly storage fee set forth in Schedule 4.1.
Article V
Testing and Quality Assurance
     5.1 Product.
     (a) Manufacture to Specifications. GSK shall supply Product that meets the Specifications set forth in Schedule 5.1A and shall perform in-process and release testing required to perform the GSK Release and Final Releases of the Product to DENDREON as more fully described in the Quality Agreement. For the avoidance of doubt, release testing requirements shall mean those standard tests normally associated with a biopharmaceutical product as set forth in Schedule 5.1A. Any testing in addition to the tests specified in Schedule 5.1A is subject to the JMC’s approval, and shall be deemed a Scope Change and handled in accordance with the procedures set forth in Section 2.5.
     (b) GSK Release and Final Releases of Product.
          (i) GSK shall: (A) perform in-process and release testing as required in the Quality Agreement and as set forth in Schedule 5.1A and 5.1B, and (B) determine that each Batch meets the Specifications set forth in Schedule 5.1A and shall provide DENDREON with the Certificate of Analysis with a conformance statement as set forth in Schedule 5.1C and other documentation required in the Quality Agreement in order to complete a Final Release of each Batch of Product (the “GSK Release”). The GSK Release Flow for PA2024 is set forth in Schedule 5.1D.
          (ii) Subject to DENDREON’s rights under Section 5.2, upon receipt of the GSK Release documentation, DENDREON shall review and approve the GSK Release documentation and provide final release notification to GSK within five (5) business days of receipt (the “Final Release”). Upon completion of the Final Release, GSK shall tender delivery of Product to DENDREON’s designated carrier or freight forwarder at the Suite and the risk of loss for such Product shall pass from GSK to DENDREON as more fully described in Section 4.7(b). DENDREON shall be responsible for performing its own release of Product for further manufacture.
5.2	Holds and Rejections.
     (a) General. DENDREON shall be entitled to sample and test the Product to determine that the Product meets the agreed Specifications. Within thirty (30) days after such sampling and testing or DENDREON’s receipt of Product or samples for testing, DENDREON shall notify GSK if: (i) DENDREON places any Product on hold for further investigation of any Nonconformity discovered by DENDREON; or (ii) DENDREON prepares a Deviation Report (as defined in the Quality Agreement) with respect to a Batch; or (iii) DENDREON rejects any Batch (or portion thereof) of Product. DENDREON’s notice shall state the basis for the hold, Deviation Report or

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

rejection. In the case of a latent defect in a Batch of Product which could not be discovered by DENDREON during its release testing procedures, DENDREON shall notify GSK of such latent defect within thirty (30) days after its discovery by DENDREON. In either case, DENDREON’s failure to provide such notice within the thirty (30) day period shall be deemed an acceptance of the Product or samples delivered.
     (b) Independent Testing. If the Parties disagree as to whether the Product subject to a hold, Deviation Report or rejection meets Specifications, DENDREON’s quality assurance officer designated by DENDREON from time to time and GSK’s Director of Quality in GMS Biopharmaceuticals, shall confer to review samples, testing, Batch records and or other relevant documentation in an effort to resolve the Parties’ disagreement. If the disagreement is not resolved, then samples, Batch records and other data relating to the Batch in dispute shall be promptly submitted for testing and evaluation to an independent Third Party (including a testing laboratory) approved in writing by both Parties. The conduct of such testing and evaluation and the conclusions and recommendations issued by the independent Third Party shall comply with cGMP requirements. The cost of the Third Party testing and evaluation shall be borne by DENDREON if the independent Third Party determines that the Product meets Specifications and by GSK if the independent Third Party determines that the Product does not meet Specifications.
     (c) Notice. In the event that after the Final Release of the Product, either Party becomes aware that any Batch of the Product may have a Nonconformity, such Party shall immediately notify the other Party.
     5.3 Certain Product Events. In the event that DENDREON is required by a Governmental Body or Regulatory Authority or voluntarily decides to initiate a recall, withdrawal or field correction of, field alert report or comparable report with respect to, any product incorporating Product manufactured by GSK pursuant to this Agreement, DENDREON shall notify GSK and GSK shall fully cooperate with DENDREON to implement the same. DENDREON shall make all contacts with Regulatory Authorities and shall be responsible for coordinating all of the necessary activities in connection with any such recall, withdrawal or field correction, field alert report or comparable report, and shall make all statements to the media, including, but not limited to press releases and interviews for publication or broadcast. GSK agrees to make no statement to the media, Governmental Body or Regulatory Authority, unless otherwise required by law, and in such event, GSK shall collaborate with DENDREON on the content of any such statement, but only to the extent permitted by Legal Requirements and/or Regulatory Acts. GSK shall be free to make contacts with Regulatory Authorities and Governmental Bodies relating to the Suite generally or other products manufactured in the Suite. DENDREON shall be responsible for all costs associated therewith unless the recall, withdrawal, or field correction, field alert report or comparable report is initiated because of a defect in the Product arising from GSK’s gross negligence or intentional misconduct in the manufacture of the Product by GSK in which case GSK will pay for out-of-pocket costs and administrative costs actually incurred by DENDREON to Third Parties for transportation and destruction of the recalled product incorporating the Product upon receipt of substantiation of such costs. GSK will notify DENDREON of any new product developments or introductions or any changes to the Suite that may have a significant impact on the Product.

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     5.4 Quality Agreement. The Quality Agreement (attached hereto in Schedule 3.1A) specifies the respective quality assurance obligations and responsibilities of the Parties with respect to the manufacture of the Product. Notwithstanding anything to the contrary in this Agreement or in any other document or agreement, in the event of a conflict between this Agreement and the Quality Agreement, the Quality Agreement shall govern and control as to matters involving compliance with cGMP, Legal Requirements and/or Regulatory Acts.
Article VI
Regulatory Matters
     6.1 Manufacturing Consents. As part of the Services, GSK shall provide DENDREON with information and documentation that may be necessary for DENDREON to obtain and maintain necessary regulatory approvals required by FDA for GSK’s manufacture of the Product for use in products manufactured for human clinical trials and/or commercial sale by DENDREON. GSK shall provide reasonable and timely assistance and support to DENDREON that may be necessary for DENDREON to obtain such approval. GSK shall be responsible for maintaining proper documentation for the manufacture of the Product in accordance with applicable laws and regulations.
     6.2 Product Consents. DENDREON shall, at its expense, obtain and maintain any Consents which may from time to time be required by any Governmental Body or Regulatory Authority with respect to the BLA or with respect to the marketing, distribution, clinical investigation, import or export of sipuleucel-T. DENDREON shall be responsible for responding to all requests for information related to such Consents made by, and making all legally required filings relating to such Consents with, any Governmental Body or Regulatory Authority having jurisdiction to make such requests or require such filings. In the event any material Consent held by DENDREON related to the FDA’s approval of the BLA is suspended or revoked, DENDREON shall promptly notify GSK of such suspension or revocation.
Article VII
Intellectual Property
     7.1 Ownership.
     (a) GSK Rights. DENDREON acknowledges and agrees that, as between GSK and DENDREON, GSK owns all rights in and to the GSK Intellectual Property.
     (b) DENDREON Rights. GSK acknowledges and agrees that, as between GSK and DENDREON, DENDREON or its Affiliates owns all rights in and to the DENDREON Intellectual Property.
     7.2 New Developments and Modifications. With respect to inventions and intellectual property made pursuant to work performed under this Agreement relating either directly or indirectly to the Product, made by either GSK or DENDREON employees or agents individually or jointly, such patentable or unpatentable process or product shall be owned by DENDREON (each, a “DENDREON Invention”). Title to all inventions and intellectual property made solely by

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

GSK employees or agents without inventive contribution from DENDREON and its Affiliates employees or agents and which do not specifically relate to the Product or the Process shall be owned by GSK (each, a “GSK Invention”). With respect to inventions and intellectual property made pursuant to work performed under this Agreement relating specifically to the Process, made by GSK employees or agents individually or GSK and DENDREON employees or agents jointly, and which do not relate to the Product shall be owned jointly by GSK and DENDREON (each, a “Joint Invention”). Title to each Joint Invention shall be owned jointly by GSK and DENDREON. Inventorship of inventions and other intellectual property rights conceived and/or reduced to practice in connection with the development activities hereunder shall be determined in accordance with the patent laws of the United States. Both Parties agree to provide all required or requested assistance to the other Party in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world to a DENDREON Invention, GSK Invention or Joint Intellectual Property, including but not limited to the review and execution of assignments confirming ownership, declarations, powers of attorney, and other documents, and assistance or cooperation in legal proceedings. Each Party will be reasonably compensated by the other Party for their time spent in rendering such assistance, except that no additional compensation will be paid for the execution of documents.
     7.3 Grant of Licenses.
     (a) DENDREON License Grant. During the Term of this Agreement, DENDREON hereby grants GSK a non-exclusive, non-transferable (except to an Affiliate obtaining title to the GSK Building 40 facility), royalty-free, worldwide license or sublicense of the DENDREON Intellectual Property related to the Process and applicable manufacturing technology, and the right to utilize the DENDREON Intellectual Property and DENDREON Inventions as may be necessary solely to (i) engage in the transfer of the Process and related analytical methods, and (ii) perform the Services and manufacture the Product on behalf of DENDREON, to the extent that but for such license or sublicense GSK’s implementation of the Process would infringe DENDREON’s or a Third Party’s rights.
     (b) Cross-license Grant. Both Parties hereby grant to the other Party a non-exclusive, transferable, sub-licensable, perpetual, royalty-free, worldwide license to the Party’s interest in and to Joint Intellectual Property.
     (c) No Other License. Except as stated herein, neither Party shall be deemed to have granted to the other Party any license, sublicense or other right to any patent, trade secret, innovation or know-how held by such Party prior to the Effective Date or that has been discovered or developed without reference to the other Party’s Confidential Information as defined in Article XII.
Article VIII
Information; Access; Audit Rights
8.1	Provision of Information. GSK shall provide to DENDREON copies (in electronic or hard-copy form, as requested by DENDREON and as mutually agreed between the Parties) of all data, records and information related to the Process or Product generated during the Term as

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

may be requested from time to time by DENDREON. The Parties shall meet to review mutually agreed upon metrics on a quarterly basis, or such longer period as agreed by the Parties.
     8.2 Audit and Inspection Rights.
     (a) EHS and Insurance Audit Rights. DENDREON shall have the right to once per calendar year audit and inspect those portions of the Suite used in the manufacture, generation, storage, testing, treatment, holding, transportation, distribution or other handling or receiving of the Product and Materials, for purposes related to insurance of the equipment, quality and/or an environmental, health and safety audits and inspection.
     (b) Quality Audit and Inspection Rights. DENDREON shall have the right to once per calendar year, as otherwise permitted in the Quality Agreement, or more frequently if there is cause, and as otherwise set forth in the Quality Agreement, audit and inspect those portions of the Suite used in the manufacture, generation, storage, testing, treatment, holding, transportation, distribution or other handling or receiving of the Product and Materials, for purposes including but not limited to any insurance and/or environmental, health and safety audits and inspections and conformance with the Specifications. DENDREON shall have the right to audit and inspect all inventory of Product and Materials contained at the Suite.
     (c) Procedure for the Conduct of Audits and Inspections. The dates and duration of any audit or inspection conducted pursuant to Section 8.2(a) or (b) shall be mutually agreed in advance, except as otherwise provided under the Quality Agreement. Such audits or inspections shall occur during normal business hours and shall be requested by DENDREON at least five (5) business days in advance. DENDREON’s audit and inspection rights under this Section shall not extend to any portions of the Suite, documents, records or other information which do not relate to the Product or Materials. In the event that Third Party information is included in materials that are otherwise subject to DENDREON review, GSK may redact information relating to Third Parties and their respective product or materials from any documents disclosed to DENDREON in connection with DENDREON’s exercise of its audit and inspection rights.
     8.3 Financial Review. Once each calendar year, or more frequently if there is cause, DENDREON shall upon reasonable advance notice and during regular business hours have the right to perform a complete physical inventory of all DENDREON Equipment, Materials and Product located in the Suite.
     8.4 Documentation. Each Party shall maintain, in accordance with and for the period required under cGMPs, Legal Requirements and/or Regulatory Acts and complete and adequate records pertaining to the methods and facilities used for compliance with cGMPs, and manufacture, processing, and testing of the Product.
     8.5 Person in the Plant. During the Term, DENDREON shall be entitled to maintain up to two (2) Persons in the Plant (“PIP”) and any additional PIPs as may be otherwise mutually agreed upon by the Parties, to observe the Process Implementation Phase and the Manufacturing Phase. The responsibilities of the PIP shall include, but not be limited to: (a) acting as liaison for

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

DENDREON Quality Assurance and the DENDREON technical transfer team members; (b) performing the functions described in the Quality Agreement required to support technical and quality assurance operations; and (c) participation in Change Control activities, atypical event and deviation resolution meetings related to the Product. GSK shall provide the PIPs reasonable office space within the Suite during regular working hours.
Article IX
Representations and Warranties
     9.1 Representations and Warranties of GSK. Throughout the Term, GSK represents and warrants that:
     (a) Status; Enforceability. GSK is a validly existing limited liability company in good standing under the laws of Delaware; the execution, delivery and performance of this Agreement by GSK has been duly authorized by all requisite limited liability company governance; this Agreement constitutes a legal, valid and binding obligation of GSK, enforceable against GSK in accordance with the terms hereof, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity, whether applied by a court of law or equity; and the execution, delivery and performance of this Agreement by GSK will not violate or conflict with any other agreement or instrument to which GSK is a Party.
     (b) Intellectual Property. To GSK’s knowledge, the GSK Intellectual Property licensed to DENDREON pursuant to Article VII is free and clear of any lien, encumbrance, security interest or restriction on license inconsistent with the rights granted to DENDREON herein.
     (c) Certain Persons. GSK will not use, in any capacity associated with or related to the manufacture of the Product, the services of any persons who have been, or are in the process of being, debarred under 21 USC § 335a(a) or (b) or any comparable Regulatory Act. Furthermore, neither GSK nor any of its officers, employees, or consultants has been convicted of an offense under (i) either a federal or state law that is cited in 21 USC § 335(a) as a ground for debarment, denial of approval, or suspension, or (ii) any other law cited in any comparable Legal Requirement as a ground for debarment, denial of approval or suspension.
     (d) cGMPs Training. GSK shall appropriately educate and train all of its employees performing work under this Agreement related to cGMPs and ensure that such practices are followed by its employees.
     (e) Hazardous Materials and Waste Training. GSK shall appropriately educate and train all employees performing work under this Agreement regarding the potential hazards associated with the handling of Hazardous Materials and Waste and the manufacturing, processing, packaging, analyzing and handling of the Materials and the manufacture of the Product, and on the proper use of engineering controls, process equipment and appropriate personal protective equipment, in accordance with cGMPs, any Legal Requirements and Regulatory Acts. DENDREON shall have no responsibility for educating, training, or ensuring knowledge of any of

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

GSK’s employees regarding (i) the potential hazards associated with the handling of any Hazardous Materials, Materials, Waste or the manufacture of the Product, and (ii) the proper use of engineering controls, process equipment and appropriate personal protective equipment.
     (f) Hazardous Materials and Waste. GSK shall manage the collection, storage, handling, transportation and disposal of all Hazardous Materials and Waste generated in the course of GSK performing Services, manufacturing Product or other activity undertaken under this Agreement; the cost of such activity being included in the fees or Price paid by DENDREON to GSK. GSK shall collect, handle, package, label, store, treat or dispose of Hazardous Materials and Waste in accordance with the Specifications and any Legal Requirements or Regulatory Acts. All Hazardous Materials and Waste generated by GSK’s performance of Services, manufacture of the Product or other activity undertaken under this Agreement shall be handled and/or disposed of by either GSK or by a duly licensed third party that is reasonably acceptable to DENDREON.
     (g) Permits, Licenses and Authorizations. GSK shall be responsible for obtaining and shall obtain and maintain all necessary licenses, certificates, approvals or permits required under Legal Requirements or Regulatory Acts and any private permissions, whether original documents or modifications to existing documents, that are necessary to manufacture the Product at the Suite and shall provide copies thereof to DENDREON upon request by DENDREON. GSK shall provide DENDREON with immediate verbal notice, confirmed in writing within twenty-four (24) hours, in the event of revocation or modifications of any license, certificate, approval or permit, or in regard to any other event or regulatory action or involvement, such as an order or notice, which in any way impacts upon GSK’s ability to manufacture and deliver the Product or use of the Suite.
     (h) Compliance with Legal Requirements. GSK represents, warrants and covenants that, GSK is, and shall continue to be, in full compliance with Legal Requirements and Regulatory Acts during the Term.
     (i) Government Inspections, Seizures and Recalls. If any Governmental Body or Regulatory Authority makes an inspection of the Suite relating to the Product (including any environmental inspection, investigation, notice or inquiry), or seizes or requests a recall of the Product, GSK shall immediately notify DENDREON’s Quality Assurance department or such other person or group as DENDREON may designate in writing of the same and GSK shall take such actions as may be required under the Quality Agreement in such circumstances. GSK shall promptly send DENDREON retained samples of Products seized by such Governmental Body or Regulatory Authority (unless otherwise legally prohibited from doing so) and make reports relating to such events available to DENDREON.
     (j) Notice of Material Events. Subject to any limitations imposed by Legal Requirements or Regulatory Acts, GSK agrees to promptly notify DENDREON of any actual or anticipated events that have, or may be reasonably expected to have, a material adverse effect on the Products or on GSK’s ability to manufacture and deliver Products in accordance with the terms of this Agreement, including but not limited to any labor difficulties, strikes, shortages in Materials, plant closings, regulatory notices or orders, and other interruptions in plant operations affecting manufacture or release of the Product.

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     (k) Limitation of Warranties. THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT DO NOT APPLY TO PRODUCT TO THE EXTENT THAT, AFTER SHIPMENT BY GSK, OCCURRENCES AFFECTING OR ALTERING THE PRODUCT AFTER IT IS DELIVERED TO DENDREON, OR ACTIONS TAKEN OR FAILED TO BE TAKEN AFTER THE PRODUCT WAS DELIVERED TO DENDREON, THE PRODUCT FAILS TO CONFORM TO SPECIFICATIONS. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9.1, GSK DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OF ANY THIRD PARTY.
     9.2 Representations and Warranties of DENDREON. Throughout the Term, DENDREON represents and warrants to GSK that:
     (a) Status; Enforceability. DENDREON is a validly existing corporation and is in good standing under the laws of the jurisdiction of its incorporation; the execution, delivery and performance of this Agreement by DENDREON has been duly authorized by all requisite corporate governance; this Agreement constitutes a legal, valid and binding obligation of DENDREON, enforceable against DENDREON in accordance with the terms hereof, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity, whether applied by a court of law or equity; and the execution, delivery and performance of this Agreement by DENDREON will not violate or conflict with any other agreement or instrument to which DENDREON is a Party.
     (b) Intellectual Property. To DENDREON’s knowledge, the DENDREON Intellectual Property licensed to GSK pursuant to Article VII is free and clear of any lien, encumbrance, security interest or restriction on license inconsistent with the rights granted to GSK herein.
     (c) Licensed Property. To DENDREON’s knowledge, the manufacture and supply of Product pursuant to this Agreement does not and shall not require a license under any Intellectual Property owned or controlled by DENDREON or any Third Party other than as provided to GSK hereunder.
     (d) Noninfringement. To DENDREON’s knowledge, the manufacture and supply of Product pursuant to this Agreement in accordance with the Specifications does not infringe the Intellectual Property of any Third Party.
     (e) Sufficient Rights. To DENDREON’s knowledge, DENDREON Intellectual Property comprises all Intellectual Property necessary for GSK to manufacture and supply Product in accordance with the Specifications in effect as of the Effective Date.

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Article X
Liability and Indemnification
     10.1 Indemnity by GSK. Subject to Section 10.4 below, GSK shall indemnify, defend and hold DENDREON and each DENDREON Affiliate and their respective directors, officers, employees and agents (each a “DENDREON Indemnitee”) harmless from and against all Losses arising from any Third Party claim, demand, suit, action or proceeding (a “Third Party Claim”) and not otherwise reimbursed by GSK to DENDREON to the extent arising from, based upon or caused by (a) any breach or nonperformance of GSK’s covenants, obligations, representations or warranties under this Agreement; (b) GSK’s failure to obtain, maintain or comply in any material respect with any of its Consents which are required to perform its obligations hereunder or under the Regulatory Acts or other Legal Requirements; (c) any material violation of Legal Requirements by GSK in the performance of its obligations hereunder; or (d) any claim that the practice by DENDREON of the GSK Intellectual Property licensed hereunder constitutes trade secret misappropriation or infringes the intellectual property rights of any Third Party. The foregoing indemnification obligations shall not apply in each case to the extent any particular Loss is a direct result of (i) the negligence or intentional misconduct of a DENDREON Indemnitee; (ii) a breach by DENDREON of a representation, warranty, covenant or obligations hereunder; (iii) any matter for which DENDREON is obligated to indemnify GSK pursuant to Section 10.2 herein; (iv) any failure by DENDREON to comply with the applicable Regulatory Acts; or (v) GSK’s compliance with the Specifications or an order of a Governmental Body directed to GSK specifically regarding its compliance with cGMPs, the applicable Regulatory Acts, or Legal Requirements. Nothing in this Section 10.1 or Section 10.2 below shall be construed to limit, and these provisions shall be in addition to, any indemnification provision, in any other agreement between the Parties.
     10.2 Indemnity by DENDREON. Subject to Section 10.4 below, DENDREON shall indemnify, defend and hold GSK and each GSK Affiliate and their respective directors, officers, employees and agents (each a “GSK Indemnitee”) harmless from and against all Losses arising from any Third Party Claim and not otherwise reimbursed by DENDREON to GSK to the extent arising from, based upon or caused by (a) the distribution or marketing of sipuleucel-T by DENDREON, (b) DENDREON’s failure to obtain, maintain or comply in any material respect with any of its Consents which are required to perform its obligations hereunder, or export permits or under the Regulatory Acts or other Legal Requirements, (c) breach of DENDREON’s covenants, obligations, representations or warranties under this Agreement, or (d) any claim that the practice by GSK of the DENDREON Intellectual Property licensed hereunder infringes the intellectual property rights of any Third Party. The foregoing indemnification obligations shall not apply in each case to the extent any particular Loss is a direct result of (i) the negligence or intentional misconduct of a GSK Indemnitee, (ii) a breach by GSK of a representation, warranty, covenant or obligation hereunder or (iii) any matter for which GSK is obligated to indemnify DENDREON pursuant to Section 10.1 above, or (iv) any failure by GSK to comply with the applicable Regulatory Acts. Nothing in this Section 10.2 or Section 10.1 above shall be construed to limit, and these provisions shall be in addition to, any indemnification provision in and any other agreement between the Parties.

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     10.3 Procedures. Any indemnification of GSK, GSK Affiliates, DENDREON or DENDREON Affiliates hereunder shall include and extend to the benefit of their respective shareholders, directors, officers and employees. Any person that may be entitled to indemnification under this Agreement (an “Indemnified Party”) shall give written notice to the Person obligated to indemnify it (an “Indemnifying Party”) with reasonable promptness upon becoming aware of any Third Party Claim or other facts upon which a claim for indemnification may be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party, provided however, the failure to provide such written notice within a reasonably prompt period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnifying Party shall have the right to undertake the defense of any such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party shall promptly notify the Indemnified Party of all material developments in the matter. The Indemnified Party shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the Indemnifying Party in connection therewith at the Indemnifying Party’s expense. If the Indemnifying Party shall have assumed the defense of the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses (other than for reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnified Party shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense. The Indemnifying Party shall not be liable for any Third-Party Claim settled without its consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall obtain the written consent of the Indemnified Party prior to ceasing to defend, settling or otherwise disposing of any Third-Party Claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or if the Indemnified Party may reasonably object to such disposition of such Third-Party Claim based on a continuing adverse effect on the Indemnified Party.
     10.4 Limitations of Liability. EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS COVERED BY SECTIONS 10.1 AND 10.2 ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR LOSSES INCLUDING ANY LOSS OF PROFITS SUFFERED BY DENDREON OR GSK, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, REGARDLESS OF ANY FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY AVAILABLE UNDER THIS AGREEMENT.
Article XI
Insurance
     11.1 GSK Insurance Requirements. GSK shall at all times maintain insurance policies or self-insurance in such amounts and with such scope of coverage as are adequate to cover GSK’s obligations under this Agreement.
     11.2 DENDREON Insurance Requirements. DENDREON shall at all times maintain insurance policies or self-insurance in such amounts and with such scope of coverage as are adequate to cover DENDREON’s obligations under this Agreement.

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Article XII
Confidentiality
     12.1 GSK Confidential Information. As used herein, the term “GSK Confidential Information” shall mean all information relating to the biopharmaceutical manufacturing technologies employed by GSK and financial information provided by GSK, confidential business and technical communications, documents and other information, in each case, in any form (whether in written, oral, photographic, electronic, magnetic, computer or other form), including without limitation methods, techniques and processes, and technical and scientific data, unpublished findings, biological material, know how, specifications, patent applications, algorithms, programs, designs, drawings, formulae, engineering, manufacturing, marketing, financial and business plans and data, which GSK or a GSK Affiliate furnishes or discloses to DENDREON or which DENDREON otherwise learns in connection with the negotiation or performance of this Agreement (whether relating to GSK, a GSK Affiliate or any Third Party for which GSK has an obligation of confidentiality).
     12.2 DENDREON Confidential Information. As used herein, the term “DENDREON Confidential Information” shall mean all information owned or possessed by DENDREON that relates to sipuleucel-T, the Product, or the biopharmaceutical manufacturing technologies employed by DENDREON related thereto, in each case, in any form (whether in written, oral, electronic or other form), including without limitation methods, techniques and processes, and technical and scientific data, unpublished findings, biological material, know how, specifications, patent applications, algorithms, programs, designs, drawings, and formulae, and engineering, manufacturing, marketing, financial and business plans and data, which DENDREON or a DENDREON Affiliate furnishes or discloses to GSK or which GSK otherwise learns in connection with the negotiation or performance of this Agreement (whether relating to DENDREON, a DENDREON Affiliate or any Third Party for which for which DENDREON has an obligation of confidentiality).
     12.3 Treatment of Confidential Information. Both during the Term and for a period of five (5) years thereafter, (or such other period as may be mutually agreed in the Quality Agreement for any Confidential Information described therein), DENDREON shall treat all GSK Confidential Information and GSK shall treat all DENDREON Confidential Information in accordance with the requirements of this Article XII. For convenience, GSK Confidential Information and DENDREON Confidential Information are both referred to herein as “Confidential Information” for purposes of establishing the obligations of each Party with regard to the other Party’s Confidential Information.
     (a) Nondisclosure. Confidential Information of the disclosing Party shall be kept strictly confidential by the receiving Party and, except as expressly permitted herein, shall not be disclosed to any Third Party by the receiving Party in any manner whatsoever in whole or in part, without first obtaining the other Party’s prior written consent to such disclosure. The standard of care required of each Party in protecting the confidentiality of the other Party’s Confidential Information shall be at least the same standard of care that the receiving Party uses in protecting its own confidential and trade secret information, but in no event shall either Party use less than a

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

reasonable standard of care. Confidential Information may be used by the receiving Party only for the purpose of performing under this Agreement.
     (b) Permitted Exceptions. Each Party may disclose the other Party’s Confidential Information (i) to its or its Affiliates, employees or outside advisors, and outside consultants, in connection with this Agreement who reasonably need to know such information for the purpose of advising or assisting it in connection with this Agreement and, in the case of DENDREON, outside consultants, subcontractors and potential collaborators for the development or commercialization of the Product (each, a “Representative”), and (ii) to any Parties required under operation of law. Prior to disclosing any Confidential Information to any Representative pursuant to this Section 12.3(b), the receiving Party will inform such Representative of the proprietary nature of the Confidential Information and will require such Representative to agree in writing (except in the case of outside legal advisors or auditors, who may orally agree) to be bound by the requirements of this Article XII and not to use or disclose the Confidential Information except as permitted herein. Each Party agrees to be responsible for any breach of these confidentiality obligations by its Representatives.
     12.4 Excluded Information. Notwithstanding any provision herein to the contrary, the requirements of this Article XII shall not apply to any information of either Party which:
     (a) at the time of disclosure hereunder is generally available to the public;
     (b) after disclosure hereunder becomes generally available to the public, except through breach of this Article XII by the receiving Party or its Representatives;
     (c) was not acquired directly or indirectly from the disclosing Party or its Affiliates and which the receiving Party can establish was lawfully in its possession prior to disclosure by the disclosing Party;
     (d) is independently developed by employees or agents of the receiving Party or its Affiliates without the use of or reference to the Confidential Information of the disclosing Party as established by appropriate documentation; or
     (e) becomes available to the receiving Party from a Third Party that is not legally prohibited from disclosing such Confidential Information, provided such information was not acquired directly or indirectly from the disclosing Party or its Affiliates.
     12.5 Notification of Mandatory Disclosure.
     (a) Procedures. In the event that either Party is required by applicable law or regulation or by judicial or administrative process to disclose any part of the other Party’s Confidential Information, such Party shall promptly notify the other Party of each such requirement and identify the documents so required thereby, so that the other Party may seek an appropriate protective order or other remedy and/or waive compliance by the first Party with the provisions of this Article XII.
     (b) Limitations. If, in the absence of such a protective order or such a waiver by the other Party of the provisions of this Article XII, the first Party is nonetheless required by

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

mandatory applicable law to disclose any part of the other Party’s Confidential Information, the first Party may disclose such of the other Party’s Confidential Information without liability under this Agreement, except that the first Party shall furnish only that portion of the other Party’s Confidential Information which is legally required.
     12.6 Publicity. Neither Party shall issue any press release or otherwise make any public statement or advertisement (an “Announcement”) with respect to this Agreement without the prior written consent of the other Party. If, in the opinion of counsel, a Party is required by Legal Requirements to make an Announcement, such Party will give the other Party at least fifteen (15) days prior written notice of the text of the Announcement so that the other Party will have an opportunity to comment on the Announcement, provided that if Legal Requirements require that an Announcement be disseminated in less than fifteen (15) days then the time for giving the other Party prior written notice shall be reduced by the minimum amount of time required to comply with such Legal Requirements.
     12.7 Return of Confidential Information. All Confidential Information shall remain the property of the disclosing Party. At any time upon the request of the other Party, to the extent such Confidential Information is not reasonably necessary to enable a Party to perform its obligations under this Agreement, the receiving Party shall promptly return to the other Party or certify in writing the destruction of the other Party’s Confidential Information, and shall destroy all copies thereof, together with all notes, drawings, abstracts and other information relating to the other Party’s Confidential Information prepared by the receiving Party or any of its Representatives, regardless of the medium in which such information is stored; provided however, that the receiving Party may maintain a single archival copy of the other Party’s Confidential Information in the Legal Department’s files for purposes of establishing the extent of disclosures by the other Party under this Agreement. The return and/or destruction of such Confidential Information as provided above shall not relieve the receiving Party of its other obligations under this Article XII.
     12.8 Inadequate Remedy. Each Party acknowledges and expressly agrees that the remedy at law for any breach by it of the terms of this Article XII may be inadequate and that the full amount of damages which would result from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in the event of a breach or threatened breach by either Party of this Article XII, the other Party shall be entitled to immediately pursue injunctive relief prohibiting any such breach and requiring the immediate return of all Confidential Information. The remedies set forth in this Section shall be in addition to any other remedies available for any such breach or threatened breach, including the recovery of damages from the breaching Party.
Article XIII
Force Majeure Event
     13.1 General. Neither Party shall be liable to the other on account of any failure to perform or on account of any delay in performance of any obligation under this Agreement, if and to the extent that such failure or delay shall be due to any acts of God, acts of a public enemy, insurrections, civil disorders, riots, embargoes, , or boycotts, fires, explosions, floods, shortages of material, utilities or energy or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected and which, by the exercise of its

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Commercially Reasonable efforts of diligence and care, such Party could not reasonably have been expected to avoid (a “Force Majeure Event”). The Party experiencing the Force Majeure Event and seeking relief under this Article XIII shall promptly notify the other Party of the Force Majeure Event and use Commercially Reasonable Efforts to overcome such Force Majeure Event. The Party affected shall promptly notify in writing the non-affected Party of the specific causes beyond the control of the affected Party and the probable duration of the Force Majeure Event, and that Party shall be excused from the performance of such obligation to the extent such performance is necessarily prevented, hindered or delayed thereby during the continuance of any such Force Majeure Event. This Agreement, in so far as it relates to such obligation, shall be deemed suspended so long as and to the extent that such cause delays the performance of any Force Majeure Event obligation.
     13.2 Force Majeure Recovery Assessment/Plans. Within sixty (60) days of the Force Majeure Event, or as otherwise agreed between the Parties, the JMC will determine if the Force Majeure Event is recoverable or non-recoverable. A “non-recoverable” Force Majeure Event, for purposes of this Section 13.2, shall mean a Force Majeure Event from which the Parties cannot resume their obligations under this Agreement within six (6) months of the commencement of the Force Majeure Event, or such longer period of time as the Parties may mutually agree. If the JMC determines the Force Majeure Event is non-recoverable, the Parties shall negotiate in good faith the termination of the Agreement. If the JMC determines the Force Majeure Event is recoverable, a recovery plan shall be jointly developed, including an equitable risk-based sharing of costs incurred by GSK during the Force Majeure Event and associated with implementation of the recovery plan.
Article XIV
Term; Termination; Remedies
     14.1 Term. Unless earlier terminated pursuant to the terms of this Agreement, the term of this Agreement shall extend through December 31, 2015 (the “Term”). DENDREON may request one or more two-year extensions of the Agreement by providing GSK with written notice no less than eighteen (18) months prior to the then applicable expiration date. Any extension of the Term shall not be effective unless memorialized by an amendment to this Agreement executed by the Parties pursuant to Section 16.6.
     14.2 Termination.
     (a) Material Breach. Either Party may terminate this Agreement upon sixty (60) days’ prior written notice to the other Party, if a Party commits a material breach of this Agreement and, following notice by the non-breaching Party, fails to cure such material breach within the sixty (60) day notification period. In the event that a material breach is due solely to DENDREON’s failure to tender payment within sixty (60) days after such payment is due and upon being so notified by GSK in writing, DENDREON fails to fully cure within thirty (30) days after notification, GSK may, in its sole discretion, (i) elect to suspend any further performance under this Agreement until all outstanding payments are received or (ii) terminate this Agreement at the end of such ninety (90) day period.

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     (b) Bankruptcy. Either Party may immediately terminate this Agreement upon written notice to the other Party, if a Party becomes insolvent or acknowledges its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.
     (c) Product Withdrawal. DENDREON shall be entitled to terminate this Agreement upon written notice to GSK in the event sipuleucel-T is permanently withdrawn from the United States market.
     (d) Failure to Implement Process. In the event that there is a failure to implement the Process as more fully described in Section 2.4, either Party may terminate this Agreement as provided in Section 2.4.
     (e) Short Quantity Year. If anytime after January 1, 2011, DENDREON revises the Forecast pursuant to Section 3.3 and such revision results in Firm Orders for the aggregate quantity of Product to be less than [***] during any calendar year (a “Short Quantity Year”), then GSK shall have the right to terminate the Agreement by providing DENDREON with written notice. Unless otherwise agreed to by the Parties, the effective date of such termination shall be eighteen (18) months after the date of such termination notice.
     14.3 Effect of Expiration or Termination.
     (a) In the event of a termination of this Agreement, the following shall occur:
          (1) Return of DENDREON Equipment. GSK shall return to DENDREON at DENDREON’s expense all DENDREON Equipment that has been procured on behalf of DENDREON for which DENDREON has issued payment, as set forth on Schedule 2.2A, as may be amended from time to time by the Parties. Title to any non-portable DENDREON Equipment located in the Suite, as set forth on Schedule 2.2A, shall pass to GSK upon the termination of this Agreement at no cost to GSK, whichever is later. For any equipment that is being returned to DENDREON hereunder, GSK shall arrange for the prompt return of any such equipment at DENDREON’s expense with carriers or subcontractors approved by DENDREON.
          (2) Return of Materials. GSK shall ship unused identified and tracked Materials related to the Process to a location designated by DENDREON at DENDREON’s expense, or instruct GSK to destroy such Materials at DENDREON’s expense. DENDREON shall pay for all Materials that are in process, purchased and in inventory and any commitments made by GSK in the performance of this Agreement that cannot be cancelled without charge.
          (3) GSK shall cooperate with DENDREON as reasonably requested in order to support the transfer of the Process to a DENDREON facility or that of a third party, including providing copies of all necessary batch records, documents and records detailing the performance of the Process by GSK, all of which shall be deemed owned by DENDREON.
          (4) [***]

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

          (5) [***]

          (6) [***]
Article XV
Governance
     15.1 Governance. Promptly after the Effective Date, each Party shall designate a Project Manager to oversee the technology transfer of the Process and related analytical methods, the Services and the manufacture of the Product. In addition, a Joint Management Committee (“JMC”) shall be formed promptly after the Effective Date in order to resolve issues that may arise in connection with the transfer of the Process, the provision of Services and the manufacture of the Product, including, but not limited to, quality disputes related to manufactured Product and pricing issues related to the Product. The JMC shall be made up of an equal number of representatives from each Party and decisions of the JMC shall require unanimous vote. If the JMC is still unable to resolve the dispute, the JMC may refer the dispute, by notice to the respective officers designated below or such other officers as the Parties may designate in writing from time to time, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. The designated officers are as follows:

For GSK:	Vice President, Site Director of GMS Biopharm

For DENDREON:	Senior Vice President, Operations
If such dispute is not resolved by the end of the thirty (30) day period, the Parties may proceed to pursue whatever legal remedies that may be available to a Party either in law or in equity. In addition to its role in dispute resolution, the JMC shall also be authorized to consider any significant matters or issues that are raised for its consideration by either Party, at that Party’s sole option, regardless of whether the matter or issue has been previously considered by the JMC. GSK shall be entitled to reimbursement of expenses incurred by GSK due to any changes adopted by the JMC that impact GSK’s operating costs. Each Party shall reasonably cooperate with the other Party in connection with the activities to be performed under this Agreement.
     15.2 Remedies. Except as expressly set forth in this Agreement, none of the remedies set forth in this Agreement are intended to be exclusive, and each Party shall have available to it all remedies available under law or in equity.
     15.3 Injunctive Relief. In the event that either DENDREON or GSK breaches or threatens to breach any provision of Article VII or Article XII of this Agreement, the Parties agree that irreparable harm to the other Party shall be presumed and the damage to such Party would be very difficult to ascertain and monetary damages would be inadequate. Accordingly, in the event of such circumstances, each of DENDREON and GSK agree that, in addition to any other right and remedies available at law or in equity, the other Party shall have the right to obtain injunctive relief from any court of competent jurisdiction.

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     15.4 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law.
Article XVI
Miscellaneous
     16.1 Standard Forms. In all communications, GSK and DENDREON may employ their standard forms, but nothing in those forms shall be construed to modify or amend the terms and conditions of this Agreement, and, in the case of any conflict herewith, the terms and conditions of this Agreement shall control.
     16.2 Notices. In addition to the other specific procedures for notification required herein, all notices, demands, requests and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by electronic transmission (provided such transmission shall include information from which it can be determined that it was authorized by a Party hereto and the receipt of such transmission is confirmed by telephone) or by facsimile transmission (with telephone confirmation), and shall be deemed to have been given or made: (i) if personally delivered, on the day of such delivery; (ii) if sent by overnight courier, on the day following the date deposited with such overnight courier service; (iii) if by electronic transmission, on the date transmitted on such electronic medium; or (iv) if by facsimile transmission, on the date transmitted to receiving facsimile machine and confirmed by telephone, in each case pending the designation of another address, addressed as follows:
     If to GSK:
GlaxoSmithKline
Building 40
Conshohocken, PA 19406
Attention:           General Manager, Biopharmaceuticals
Facsimile:           (610) 239-3883
     With a copy (which shall not constitute notice) to:
GlaxoSmithKline
Five Moore Drive
Research Triangle Park, NC 27709
Attention:           Vice President, Associate General Counsel
                            Legal Operations — GMS
Facsimile:           (919) 483-2881
     If to DENDREON:
3005 First Avenue
Seattle, Washington 98121
Attn: Senior Vice President, Operations

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Facsimile: (206) 219-7211
           With a copy to:
3005 First Avenue
Seattle, Washington 98121
Attn: General Counsel
Facsimile: (206) 219-7211
     16.3 Independent Contractors. In the exercise of its obligations and in respect of its rights and entitlements hereunder or in respect hereof, DENDREON and GSK are and shall in all respects be treated as independent contractors with respect to each other. Neither Party shall be deemed to be a co-venturer or partner of the other. Neither Party is an employee or a legal representative of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.
     16.4 Entire Agreement. This Agreement, the Heads of Agreement, any Schedules hereto, any executed Scope Changes, and any other document referenced herein, represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter. In the event of a conflict in the terms of this Agreement and the terms of the Heads of Agreement, the terms of this Agreement shall govern.
     16.5 Transferability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of a Party may be directly or indirectly assigned, sold, delegated or otherwise disposed of without the prior written consent of the other Party, and any attempted assignments without such written consent shall be of no effect; provided however, that either Party may assign its obligations under the Agreement to any Third Party or entity pursuant to a Change in Control or sale of all or substantially all of the assets of the Party to which this Agreement relates.
     16.6 Amendment. Any amendment, modification or supplement of or to any provision of this Agreement, including the Schedules hereto, shall be effective only in a written document that is signed by a duly authorized officer of suitable title of all Parties hereto. The Parties hereto waive the right to amend the provisions of this Section 16.6 orally.
     16.7 Severability. If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity or enforceability of the remainder of this Agreement, and the invalid or unenforceable provision shall be fully severed from this Agreement and there shall automatically be added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.
     16.8 Waiver. Any failure of DENDREON or GSK to comply with any obligation, covenant, agreement or condition herein contained may be expressly waived, in writing only, by

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

the other Party hereto and such waiver shall be effective only in the specific instance and for the specific purpose for which made or given.
     16.9 Survival. Sections 2.2, 4.6, 4.7, 5.2, 5.3, 7.1, 7.2, Article X, Article XI, Article XII, Sections 14.3, 15.2, 15.3, 15.4, 16.9 and 16.10 and any other provision which by its terms specifically shall so state, together with any obligation to make accrued but unpaid payments due hereunder, shall survive the termination or expiration of this Agreement until the last-to-expire of the longest statute of limitations governing any claims relating to a Party’s performance under this Agreement.
     16.10 Drafting Ambiguities. Each Party to this Agreement and its counsel have reviewed and revised this Agreement. The rules of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendment or Schedule to this Agreement.
     16.11 Headings; Schedules; Counterparts.
     (a) Headings. The headings of the Sections of this Agreement are for reference purposes only, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
     (b) Schedules. All Schedules delivered pursuant to this Agreement shall be deemed part of this Agreement and incorporated herein by reference, as if fully set forth herein. All provisions contained in any Schedule delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement. In the case of a conflict between this Agreement and any Schedule, except with respect to the Quality Agreement, this Agreement shall control.
     (c) Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be their original signatures for all purposes.
     (d) Purchase Orders. The terms and conditions of this Agreement shall be the only terms and conditions that shall govern the ordering of Product and the terms and conditions of any Purchase Order issued by DENDREON shall be of no force or effect and purchase orders shall be used for scheduling purposes only.
[signature page follows]

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[Signature Page to Development and Supply Agreement]
     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the date first written above.

GLAXOSMITHKLINE LLC

By: Name:	/s/ William J. Mosher William J. Mosher
Title:	Vice President and Secretary

DENDREON CORPORATION

By: Name:	/s/ Richard F. Hamm, Jr. Richard F. Hamm, Jr.
Title:	Senior Vice President, Corporate Development, General Counsel and Secretary

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 2.1B
SCOPE OF WORK
[***]

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 2.1C
PROCESS TRANSFER APPLICABLE QUALITY STANDARDS
[***]

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 2.2A
DENDREON EQUIPMENT LIST
[***]

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 3.1A
QUALITY AGREEMENT
[***]

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 4.1
PRICE
[***]

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 5.1A
SPECIFICATIONS AND RELEASE TESTING
[***]

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 5.1B
MATERIAL AND IN-PROCESS TESTS
[***]

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 5.1C
CERTIFICATE OF ANALYSIS
[***]

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 5.1D
“GSK RELEASE” FLOW FOR PA2024
[***]

[***]	Denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.